Exhibit 99.1

Contact:	Jim Gray	Stuart Johnson
	Senior Executive Vice President & CIO	Senior Executive Vice President & CFO
	(662) 680-1217	(662) 680-1472
	jimg@renasant.com	stuartj@renasant.com

RENASANT CORPORATION INCREASES DIVIDEND

TUPELO, MISSISSIPPI (February 22, 2006) – At its monthly meeting on Tuesday, February 21, 2006, the board of directors of Renasant Corporation (NASDAQ: RNST) approved the payment of a quarterly cash dividend of twenty-three cents ($.23) per share to be paid April 3, 2006, to shareholders of record March 17, 2006. This action boosts the cash dividend from the current annual rate of $0.88 per share to $0.92 per share and marks the 19th consecutive year of dividend increases.

ABOUT RENASANT CORPORATION

Renasant Corporation is the parent of Renasant Bank and Renasant Insurance, Inc. The Company has assets in excess of $2.4 billion and operates 62 banking and insurance offices in 36 cities in Mississippi, Tennessee and Alabama.